Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form 1-A of our report dated July 18, 2023 with respect to the audited consolidated balance sheet of Mivium, Inc. (the Company) as of December 31, 2022 and the related consolidated statements of operations, changes in stockholders’ equity and cash flow for the period from July 01, 2022 (inception) to December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ TAAD LLP

Diamond Bar, CA

July 18, 2023